FORM OF FIRST AMENDMENT TO THE
HORIZON FUNDS CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of the 4th day of October, 2016, to the Custody Agreement, dated as of February 8, 2016 (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add the Horizon Defined Risk Fund and the Horizon Dynamic Dividend Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS	U.S. BANK, N.A.

By: ______________________________	By: ________________________________

Name: ____________________________	Name: Michael R. McVoy

Title: _____________________________	Title: Senior Vice President

Amended Exhibit B to the Custody Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series
Horizon Active Asset Allocation Fund
Horizon Active Risk Assist® Fund
Horizon Active Income Fund
Horizon Defined Risk Fund
Horizon Dynamic Dividend Fund